Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-233065) and S-3 (No. 333-285832) of our report dated January 31, 2025, with respect to the consolidated financial statements of Coffee Holding Co., Inc. included in this Annual Report on Form 10-K for the year ended October 31, 2024.

/s/ Marcum LLP

New York, NY

January 28, 2026